Exhibit 5.1

April 1, 2021

Telos Corporation
19866 Ashburn Road
Ashburn, Virginia 20147

Ladies and Gentlemen:

We have acted as counsel to Telos Corporation, a Maryland corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to 2,050,000 shares (“Primary Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”), including up to 806,934 shares of Common Stock that may be issued and sold upon exercise of the underwriter’s option to purchase additional shares, and (ii) the sale of up to 7,040,909 shares of Common Stock (the “Secondary Shares” and together with the Primary Shares, the “Shares”), held by certain selling stockholders of the Company (the “Selling Stockholders”), including up to 378,836 shares of Common Stock that may be issued and sold upon exercise of the underwriter’s option to purchase additional shares, pursuant to an automatic shelf registration statement on Form S-3 (Registration Statement No. 333-254914) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus dated March 31, 2021 included therein (the “Base Prospectus”), and the prospectus supplement dated March 31, 2021, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company and the Selling Stockholders in the manner described in the Registration Statement and the Prospectus. The Company is filing this opinion letter with the SEC on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement and the Prospectus and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we are of the opinion that:

1.
The Primary Shares have been duly authorized and, when issued and sold under the circumstances contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid, and non-assessable.

2.	The Secondary Shares have been duly authorized and validly issued and are fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that all documents submitted to us as originals are authentic, all documents submitted to us as copies conform with the originals of those documents, all signatures on all documents submitted to us for examination are genuine, each natural person executing any such document is legally competent to do so and all public records reviewed by us or on our behalf are accurate and complete. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Telos Corporation
April 1, 2021

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Current Report and to its incorporation by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal